UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 29, 2006
Max & Erma’s Restaurants, Inc.
(Exact Name of registrant as specified in its charter)

Delaware	0-11514	31-1041397
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
4849 Evanswood Drive
Columbus, OH 43229
(614) 431-5800
(Address, including zip code, and telephone number
including area code of registrant’s
principal executive offices)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Robert A. Lindeman, who had announced on May 11, 2006 that he intended to resign as President of Max & Erma’s Restaurants, Inc. (the “Company”), has agreed to remain as President of the Company. In recognition of Mr. Lindeman’s decision to remain as President of the Company, Mr. Lindeman and the Company entered into a letter agreement dated May 29, 2006, which is attached hereto as Exhibit 10.1 and incorporated herein by reference (the “Letter Agreement”) and a Severance Agreement in the Event of a Change in Control dated May 29, 2006, which is attached hereto as Exhibit 10.2 and incorporated herein by reference (the “Severance Agreement”). The material terms of Mr. Lindeman’s Letter Agreement are provided as follows:
•	The Letter Agreement provides that Mr. Lindeman’s employment with the Company is “at will” and, therefore, does not have a stated term.
•	Mr. Lindeman will receive a minimum annual base salary of $265,000 from May 29, 2006 through the end of fiscal year 2007, plus a minimum increase of 7% at the beginning of fiscal years 2008, 2009, and 2010.
•	The Compensation Committee of the Board of Directors amended Mr. Lindeman’s cash bonus under the 2006 Executive Cash Bonus Program. Previously, Mr. Lindeman was entitled to 40% of the Bonus Pool, as previously defined by the Compensation Committee as a bonus pool of funds, not to exceed $600,000, based on the Company attaining certain performance goals (“2006 Bonus Pool Payout”). In addition to the 2006 Bonus Pool Payout, the Letter Agreement also provides for a bonus of $25,000 if the Company meets certain performance goals. It is the Company’s expectation that Mr. Lindeman’s bonus structure in future fiscal years will be similar to the 2006 bonus structure. Mr. Lindeman agreed to reimburse the Company for certain bonuses earned or paid if he voluntarily terminates his employment prior to the end of fiscal 2009.
•	The Company authorized the grant of an option to purchase 50,000 shares of the Company’s common stock under the Company’s 2002 Stock Option Plan (the “Plan”) or successor plan, vesting and becoming exercisable 30% on the third anniversary of the Letter Agreement and 10% each subsequent anniversary thereafter. The authorization of the option grant is subject to stockholder approval of an increase in the number of shares available under the Plan or the approval of a successor plan. The Company has agreed to grant the option on the date of such stockholder approval. In the event the Company does not obtain stockholder approval, the Letter Agreement provides that an alternative incentive will be agreed upon by Mr. Lindeman and the Company.
•	The Letter Agreement also provides for a car allowance and Mr. Lindeman’s participation in the Company’s employee benefit programs.
•	The Letter Agreement with Mr. Lindeman also contains restrictions on disclosure of confidential information and the assignment of inventions.
     The material terms of Mr. Lindeman’s Severance Agreement, which supersedes his prior Severance Agreement in the Event of a Change in Control dated December 14, 2000, are provided as follows:
•	In the event of a change in control (as defined in the Severance Agreement) of the Company, and a subsequent termination of Mr. Lindeman’s employment with the Company within the 13-month period following such change in control, Mr. Lindeman will be entitled to the following severance benefits:
(a)	if Mr. Lindeman’s employment is terminated for cause (as defined in the Severance Agreement), he is entitled solely to his full base salary through the date of termination (as defined in the Severance Agreement) at the rate in effect at the time of the notice of termination (as defined in the Severance Agreement).

(b)	if Mr. Lindeman’s employment is terminated by reason of his death, disability (as defined in the Severance Agreement), or retirement (as defined in the Severance Agreement), he is entitled to his full base salary through the date of termination.
(c)	if Mr. Lindeman’s employment is terminated for any reason other than cause, death, disability, retirement, or is terminated by Mr. Lindeman for good reason (as defined in the Severance Agreement) during certain periods stated in the Severance Agreement, he is entitled to his base salary and prorated bonus through the date of termination and a lump-sum payment equal to 2.99 times the average annual compensation (including salary and bonus) which was payable to Mr. Lindeman for the five taxable years ending prior to the date on which the change of control occurred. In addition, all outstanding stock options issued to Mr. Lindeman will become 100% vested.
Item 1.02 Termination of a Material Definitive Agreement.
     The Company’s prior Severance Agreement in the Event of a Change in Control, dated December 14, 2000, between the Company and Mr. Lindeman was terminated on May 29, 2006.
Item 7.01 Regulation FD Disclosure.
     The Company’s press release dated May 30, 2006 is furnished as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

10.1	Letter Agreement dated May 29, 2006, between Max & Erma’s Restaurants, Inc. and Robert A. Lindeman.

10.2	Severance Agreement in the Event of a Change in Control dated May 29, 2006, between Max & Erma’s Restaurants, Inc. and Robert A. Lindeman.

99.1*	Press Release, dated May 30, 2006, entitled “Lindeman Elects to Remain as Max & Erma’s President.”

* “Furnished” (not filed) under Item 7.01 of this Current Report on Form 8-K

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Max & Erma’s Restaurants, Inc.

Date: June 2, 2006	By:	/s/ William C. Niegsch, Jr.

William C. Niegsch, Jr., Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement dated May 29, 2006, between Max & Erma’s Restaurants, Inc. and Robert A. Lindeman.

10.2	Severance Agreement in the Event of a Change in Control dated May 29, 2006, between Max & Erma’s Restaurants, Inc. and Robert A. Lindeman.

99.1*	Press Release, dated May 30, 2006, entitled “Lindeman Elects to Remain as Max & Erma’s President.”

* “Furnished” (not filed) under Item 7.01 of this Current Report on Form 8-K